STATE of DELAWARE

CERTIFICATE of TRUST

OF

PROSHARES PRIVATE EQUITY ACCESS FUND

This Certificate of Trust of ProShares Private Equity Access Fund (the “Trust”), a statutory trust, executed by the undersigned sole initial trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is: ProShares Private Equity Access Fund

SECOND:

As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

Corporation Service Company

251 Little Falls Drive

Wilmington, DE, 19808

THIRD:	Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has caused this Certificate of Trust to be duly executed as of September 10, 2025.

By:	/s/ Richard Morris
Name:	Richard Morris
Title:	Trustee